Exhibit 10.5

Ultragenyx Pharmaceutical

August 3, 2015

Erik Harris

Re: Addendum to Offer of Employment dated May 16, 2017

Dear Erik,

This addendum will supersede the equity grant section of the previously signed offer of employment dated May 16, 2017.  The Company has increased your original option grant of 15,000 to 30,000 effective with the commencement of your employment with Ultragenyx.

New Hire Equity Awards

Subject to approval by the Board, under the Company’s 2014 Incentive Plan (the “Plan”), the Company shall grant you an option to purchase up to 30,000 shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Compensation Committee as of the date of grant.  The Option will be subject to the terms and conditions of the Plan and your grant agreement.  Your grant agreement will include a four-year vesting schedule, under which 25 percent of your shares will vest on the first (1st) anniversary of the date of grant, and thereafter 1/48th of the Option shall vest and become exercisable each month until your Option is fully vested, in each case subject to your continued employment by the Company (or its subsidiaries).

Subject to the approval of the Compensation Committee, you will also receive a grant of 3000 restricted stock units (the “RSUs”) pursuant to the Plan.  The RSUs will vest annually over a four-year period from the date of grant (i.e., 25% of the RSUs shall vest and become exercisable on each anniversary of the date of grant during the four-year period), in each case subject to your continued employment by the Company (or its consolidated subsidiaries).  The RSUs shall be governed by the Company’s standard form of restricted stock unit agreement and the Plan.

“At Will” Employment

Employment at Ultragenyx is on an “at-will” basis, meaning that you are free to end your employment at any time, with or without advance notice and for any reason or no reason at all, and that Ultragenyx likewise may end your employment, at any time, with or without advance notice and for any reason or no reason at all.  In addition, your job duties, title, responsibilities, reporting structure, compensation and benefits, as well as the Company’s personnel policies and procedures, may be changed at any time, with or without notice, in the sole discretion of the Company.  No manager or employee of the Company (other than the CEO) has any authority to enter into any agreement for employment for any specified period of time or to make any agreement for employment other than an at-will employment relationship, and then only if the Company’s CEO does so in a written agreement that is signed by both you and the CEO.

Warm Regards,

/s/ Bee Nguyen

Bee Nguyen

Executive Director, Human Resources

I accept the above offer:

Signature: /s/ Erik Harris   Dated: August 8, 2017

Print Name: Erik Harris